Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Red River Bancshares, Inc. of our report dated March 18, 2022, relating to our audit of the consolidated financial statements of Red River Bancshares, Inc. and its subsidiaries, appearing in the Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Postlethwaite & Netterville
Baton Rouge, Louisiana
March 21, 2022